EXHIBIT 10 (oo)
FOURTH AMENDMENT TO
HASBRO, INC. DEFERRED COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS
     The Hasbro, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Deferred Plan”) is hereby amended, effective as of October 3, 2007, as is set forth below.
     1. The first sentence of Section 3.2 of the Deferred Plan is replaced in its entirety with the following:
     “All amounts in a participant’s Stock Unit Account will automatically be converted to the Interest Account on the last day of the calendar quarter in which the first of the following two circumstances occur (i) the Director dies, resigns, retires or is removed from, or does not otherwise stand for reelection to, the Board, provided such event constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) or (ii) following any such event the participant has a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).”
     2. Two new sentences are added to the beginning of the existing Section 3.3 of the Deferred Plan, such new sentences to read as follows:
     “The payments called for by this Section 3.3 will begin in accordance with a participant’s election following such time as the participant is no longer a Director, provided the participant’s ceasing to be a Director constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If the participant’s ceasing to be a Director does not constitute a “separation from service”, the payments will begin in accordance with the participant’s election following such time as the participant has a “separation of service” .”
     IN WITNESS WHEREOF, this Fourth Amendment to the Deferred Plan has been executed by a duly authorized officer of the Company as of this 3rd day of October, 2007.

HASBRO, INC.

By: Name:	/s/ Barry Nagler Barry Nagler
Title:	Senior Vice President and General Counsel